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                                                             OMB APPROVAL
                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION      OMB Number:   3235-0145
                     Washington, D.C. 20549            Expires: August 31, 1999
                                                       Estimated average burden
                                                       hours per response..14.90

                               SCHEDULE 13G

                UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. 5)*


                             Sport-Haley, Inc.
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                              (Name of Issuer)

                               Common Stock
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                       (Title of Class of Securities)

                                848925103
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                              (CUSIP Number)

                              July 20, 1999
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               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     /X/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                Page 1 of 5
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CUSIP NO. 848925103                13G

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  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

           Woodland Partners LLC
           41-1832463

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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) / /

                                                                        (b) / /
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  3   SEC USE ONLY
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  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Minnesota

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                        5   SOLE VOTING POWER

      NUMBER OF                  0
                        --------------------------------------------------------
        SHARES          6   SHARED VOTING POWER

     BENEFICIALLY                0

       OWNED BY
                        --------------------------------------------------------
         EACH           7   SOLE DISPOSITIVE POWER

      REPORTING                  0

        PERSON          --------------------------------------------------------

        WITH:           8   SHARED DISPOSITIVE POWER

                                 0
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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 SHARES
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  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0%
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  12  TYPE OF REPORTING PERSON*

           IA
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                         *SEE INSTRUCTION BEFORE FILLING OUT!


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ITEM 1.

     (a)  Name of Issuer

          Sport-Haley, Inc.

     (b)  Address of Issuer's Principal Executive Offices

          4600 East 48th Street
          Denver, CO  80216

ITEM 2.

     (a)  Name of Person Filing

          Woodland Partners LLC (the "Company")

     (b)  Address of Principal Business Office or, if none, Residence

          60 South Sixth Street
          Suite 3750
          Minneapolis, Minnesota  55402

     (c)  Citizenship

          The Company is organized in Minnesota

     (d)  Title of Class of Securities

          Common Stock

     (e)  CUSIP Number

          848925103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  / /  Broker or dealer registered under section 15 of the Act.

     (b)  / /  Bank as defined in section 3(a)(6) of the Act.

     (c)  / /  Insurance company as defined in section 3(a)(19) of the Act.

     (d) / / Investment company registered under section 8 of the Investment Company Act of 1940.

     (e)  /X/  An investment adviser in accordance with Section
               240.13d-1(b)(1)(ii)(E).

     (f)  / /  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F).

     (g)  / /  A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G).

     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

     (j)  / /  Group, in accordance with Section  240.13d-1(b)(1)(ii)(J).

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ITEM 4.   OWNERSHIP

     (a)  Amount Beneficially Owned

          0 Shares

     (b)  Percent of Class

          0%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                0

          (ii)  Shared power to vote or to direct the vote

                0

          (iii) Sole power to dispose or to direct the disposition of

                0

          (iv)  Shared power to dispose or to direct the disposition of

                0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

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ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      July 21, 1999
                                         --------------------------------------
                                                          Date


                                                 /s/ Richard J. Rinkoff
                                         --------------------------------------
                                                        Signature


                                         Richard J. Rinkoff, Managing Partner
                                         --------------------------------------
                                                       Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Section 240.13d-7 for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


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